AN OHIO REGISTERED PARTNERSHIP HAVING LIMITED LIABILITY


Private Companies Practice SectionMember AICPA Division for CPA Firms SEC Practice Section

REPORT OF INDEPENDENT CERTIFIED PUBLIC
ACCOUNTANTS ON
             INTERNAL ACCOUNTING CONTROLS

To The Shareholders of
  Matrix Growth Fund,
  Matrix Emerging Growth Fund and
The Board of Trustees of
  Professionally Managed Portfolios

In planning and performing our audits of the financial statements of Matrix Growth Fund and Matrix Emerging Growth Fund (series of Professionally Managed Portfolios) for the year ended December 31, 1996, we considered their internal control structures, including procedures for safeguarding securities, in order to determine our auditing procedures for the purpose of expressing our opinions on the financial statements and to comply with the requirements of Form N-SAR, not to provide assurance on the internal control structures.

The management of Matrix Growth Fund and Matrix Emerging Growth Fund is responsible for establishing and maintaining internal control structures.
In fulfilling this responsibility, estimates and judgments by management are required to assess the expected benefits and related costs of internal control structure policies and procedures. Two of the objectives of an internal control structure are to provide management with reasonable, but not absolute, assurance that assets are safeguarded against loss from unauthorized use or dispostion and transactions are executed in accordance with management's authorization and recorded properly to permit preparation of financial statements in conformity with generally accepted accounting principles.

Because of inherent limitations in any internal control structure, errors or irregularities may occur and may not be detected. Also, projection of any evaluation of the structure to future periods is subject to the risk that it may become inadequate because of changes in conditions or that the effectiveness of the design and operation may deteriorate.

Our consideration of the internal control structures would not necessarily disclose all matters in the internal control structures that might be material weaknesses under standards established by the American Institute of Certified Public Accountants. A material weakness is a condition in which the design or operation of the specific internal control structure elements does not reduce to a relatively low level the risk that errors or irregularities in amounts that would be material in relation to the finan rmal course of performing their assigned functions. However, we noted no matters involving their internal control structures, including procedures for safeguarding securities, that we consider to be material weaknesses as defined above as of December 31, 1996.

This report is intended solely for the information and use of management and the Securities and Exchange Commission.



                           JOSEPH DECOSIMO AND COMPANY
                           AN OHIO REGISTERED PARTNERSHIP HAVING LIMITED
LIABILITY


Cincinnati, Ohio
February 26, 1997